 July 18, 1996


Donald H. Picker, Ph.D.
15828 Highland Court
Solana Beach, California  92075

Dear Don:

This letter sets forth the terms and conditions of our agreement ("Agreement") regarding the termination of your employment with Corvas International, Inc. (the "Company"). You and the Company hereby agree as follows:

1. The Company shall accept your resignation as Chief Operating Officer as of July 8, 1996 ( the "Separation Date").

2. Within five (5) business days of the Separation Date, the Company will pay you all accrued salary, and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions, withholding taxes and other obligations. You are entitled to this payment regardless of whether or not you sign this Agreement.

3. You shall be entitled to continuation of your base salary for a period of one hundred eighty (180) days from your Separation Date (the "severance payment"). In exchange for the promises and covenants set forth herein, the Company agrees to accelerate the severance payments such that you shall receive such payments in a single lump sum payment, payable within ten (10) business days of the execution of this Agreement. You understand that you are responsible for the payment of any and all applicable state and federal taxes with respect to such payments, and that the Company shall withhold from such payment any and all applicable payroll deductions, withholding taxes and other obligations. You also understand and agree that the Company shall be entitled to deduct the following other obligations from your lump sum severance payment:
(1) your pro-rata share of payment for health benefits for a period of one hundred eighty (180) days; (2) $5,400, which comprises the interest due on the loan granted to you pursuant to the Promissory Note Secured by Second Deed of Trust dated February 23, 1996 (the "Secured Note") for a period of one hundred eighty (180) days; and (3) certain personal expenses paid by the Company on your behalf.

Donald H. Picker, Ph.D.
July 18, 1996
Page Two


4. Paragraph 2 of the Secured Note provides for acceleration of the payment of the entire outstanding principal balance of the Secured Note if you resign your employment with the Company or your employment with the Company is terminated for cause as defined therein. In exchange for the promises and covenants set forth herein, the Company agrees that it will not pursue any rights it may have under that particular portion of the Secured Note. Except as so limited in this paragraph, all other rights and remedies provided to the Company under the Secured Note shall remain in full force and effect. Attached hereto as Exhibit "A", and incorporated herein as if set forth in full, is a copy of the Secured Note.

5. If upon January 1, 1997, you have not yet obtained full-time employment, the Company agrees in exchange for the promises and covenants set forth herein, to provide you with up to a three month grace period in which to pay the interest payments on the loan granted to you pursuant to the Secured Note. Any and all accrued interest during this period of time must be paid to the Company no later than April 1, 1997 or earlier if you obtain full-time employment before April 1, 1997. Except as so limited in this paragraph, all other rights and remedies provided to the Company under the Secured Note shall remain in full force and effect. You agree that you will notify the Company in writing within five (5) business days of receipt of an offer of employment with another Company.

6. The Promissory Note made by you in favor of the Company in the amount of $120,000 on February 23, 1996 ("Promissory Note") specifies that under certain circumstances you are entitled to a forgiveness of indebtedness of $60,000 on the date one year from the date thereof. In exchange for the promises and covenants set forth herein, and subject to your substantial compliance with this Agreement, the Company agrees to forgive such $60,000 on February 21, 1997.

7. The Company agrees to pay you an amount equal to that which you would receive, at your prior level of salary on the Separation Date, from the Employment Development Department ("EDD") under the Unemployment Insurance plan. Such payments shall be paid bi-weekly until the earlier of the following events:
(1) you obtain other employment; or (2) twenty-six (26) weeks from the Separation Date have elapsed. You agree and understand that you will not be entitled to receive any unemployment benefits from the EDD. You also agree that you will not appeal any decision of the EDD rejecting your claim for unemployment benefits.

Donald H. Picker, Ph.D.
July 18, 1996
Page Three


8. To the extent permitted by the federal COBRA law and by the Company's current group health insurance policies, you will be eligible to continue your health insurance benefits. Corvas will agree to pay the same portion of the insurance premium it has previously paid for health insurance benefits on your behalf through December 31, 1996, plus any additional costs resulting from COBRA. You will be responsible for a sixty dollar ($60.00) monthly contribution which will be deducted from your severance payment as specified in paragraph 3 herein. As of January 1, 1997 you will be solely responsible for payment of your health insurance benefits in accordance with COBRA requirements. Attached hereto for your review as Exhibit "B" is a notice of your COBRA rights.

9. You hereby acknowledge and agree that except as expressly provided herein, you will not receive (nor are you entitled to) any additional compensation, severance, benefits or stock options, notwithstanding any prior agreement to the contrary, after the Separation Date.

10. You agree that, within ten (10) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

11. You agree that for one year after the Separation Date, you will not, either directly or through others, solicit or attempt to solicit any employee, consultant, or independent contractor of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity.

12. Within five (5) days of the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property in your possession or your control, including, but not limited to, Company files, notes, laboratory notebooks, drawings, specifications, calculations, sequences, data, computer-recorded information, tangible property, including, but not limited to, computers, credit cards, entry cards, keys and any other materials of any nature pertaining to your work with the Company, and any documents or data of any description (or any reproduction of any documents or data) containing or pertaining to any proprietary or confidential material of the Company.

Donald H. Picker, Ph.D.
July 18, 1996
Page Four


13. You acknowledge and agree that you will continue to be bound by the terms of your Employment Agreement dated February 2, 1996 (which, in part, regards non-disclosure and assignment of invention), a copy of which is attached hereto as Exhibit "C".

14. You and the Company agree that neither party will at any time disparage the other party, and the other party's officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that each party shall respond accurately and fully to any questions, inquiry or request for information when required by legal process.

15. The provisions of this Agreement shall be held in strictest confidence by you and the Company and shall not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement, in confidence, to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.

16. You hereby release, acquit, and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, attorneys, shareholders, partners, successors, assigns, affiliates, customers, and clients of and from any and all claims liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, acts or conduct at any time prior to the Separation Date, including, but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with the Company's employment of you, the termination of that employment, and the Company's performance of its obligations as your former employer; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the California Fair Employment and Housing Act, the

Donald H. Picker, Ph.D.
July 18, 1996
Page Five


federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended; the federal Americans With Disabilities Act; tort law; contract law; wrongful discharge; discrimination; harassment; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing.

    You further acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the Age Discrimination in Employment Act of 1967 ("ADEA"). You also acknowledge that the consideration (which includes, without limitation, the acceleration of severance payments specified in Paragraph 3, the election not to accelerate loan payments under the Secured Note as specified in Paragraph 4 and the forgiveness of indebtedness of $60,000 as specified in Paragraph 6) given for the waiver and release in the preceding paragraphs hereof is in addition to anything of value to which you were already entitled. If you are more than forty (40) years of age or older when this release is signed, you hereby provide the further acknowledgment that you are advised by this writing, as required by the Older Workers Benefit Protection Act, that: (a) your waiver and release do not apply to any rights or claims that may arise after the Effective Date of this release; (b) you have the right to consult with an attorney prior to executing this release (although you may voluntarily choose not to do so); (c) you may have at least twenty-one (21) days to consider this Agreement (although you may by your own choice execute this release earlier); (d) you have seven (7) days following the execution of this release to revoke this release; and (e) this Agreement shall not be effective until the date upon which the revocation period has expired, therefore making the effective date the eighth day after this release is signed by you.

17. In giving this release, which includes claims which may be unknown to you at present, you hereby acknowledge that you have read and understand Section 1542 of the Civil Code of the State of California which reads as follows:

    A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

You hereby expressly waive and relinquish all rights and benefits under this section and any law or legal principle of similar effect in any jurisdiction with respect to claims released hereby.

Donald H. Picker, Ph.D.
July 18, 1996
Page Six


18. The parties hereto hereby acknowledge that this is a compromise settlement of various matters, and that the promised payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by either party to the other party or to any other person whomsoever.

19. This Agreement, including Exhibits A, B and C, constitutes the complete, final and exclusive embodiment of the entire Agreement between you and the Company with regard to the subject matter hereof. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein. It may not be modified except in a writing signed by you and a duly authorized officer of the Company. Each party has carefully read this Agreement, has been afforded the opportunity to be advised of its meaning and consequences by his or its respective attorneys, and signed the same of his or its free will.

20. This Agreement shall bind the heirs, personal representatives, successors, assigns, executors, and administrators of each party, and inure to the benefit of each party, its agents, directors, officers, employees, servants, heirs, successors and assigns.

21. This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

22. If a court of competent jurisdiction determines that any term or provision of this Agreement is invalid or unenforceable, in whole or in part, then the remaining terms and provisions hereof shall be unimpaired. Such court will have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision that most accurately represents the parties' intention with respect to the invalid or unenforceable term or provision.

23. This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

Donald H. Picker, Ph.D.
July 18, 1996
Page Seven


Please confirm your assent to the foregoing terms and conditions of our Agreement by signing and returning to me the two copies of this letter which are enclosed herewith. Upon my receipt thereof, I will forward to you a fully executed duplicate original hereof.


Sincerely,


/S/ RANDALL E. WOODS

Randall E. Woods
President & Chief Executive Officer


HAVING READ AND REVIEWED THE FOREGOING, I HEREBY AGREE TO AND ACCEPT THE TERMS AND CONDITIONS AS STATE ABOVE.


Dated:   7/17/96
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/S/ DONALD H. PICKER
- ------------------------
Donald H. Picker, Ph.D.